Exhibit 99.1

Contact:	Jim McCarty
Vice President and Chief Financial Officer
540-955-2510
jmccarty@bankofclarke.com

EAGLE FINANCIAL SERVICES, INC. WILL NOT ACCEPT U.S.

TREASURY DEPARTMENT’S CAPITAL INVESTMENT

BERRYVILLE, Va., December 29 – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, reported today that it will not accept a capital investment from the U.S. Treasury Department through its Capital Purchase Program (“CPP”), which is a part of the broader Troubled Asset Relief Program (“TARP”).

The Company received preliminary approval to receive a $10 million investment through the program on December 1, 2008, but, determined that it does not need the additional capital. The Company continues to be well-capitalized under current regulatory capital guidelines and its risk-based capital ratios increased from September 30, 2007 to September 30, 2008. Financial institutions are deemed well-capitalized when their total capital ratio exceeds 10.00%, their Tier 1 capital ratio exceeds 6.00%, and their leverage ratio exceeds 5.00%. The following table present’s the Company’s capital ratios at September 30, 2008 and 2007.

	September 30, 2008	September 30, 2007
Total capital ratio	15.02%	13.97%
Tier 1 capital ratio	14.01%	13.14%
Leverage ratio	10.46%	10.25%

The current amount of capital will allow the Company to grow its total assets and make loans to customers. Management also believes that the current amount of capital is adequate to manage any credit issues within the loan portfolio. The Company has experienced an increase in past due loans, non-performing loans, and charge-offs during 2008, but, these increases are consistent with current economic conditions. The Company monitors its allowance for loan losses regularly and compares it against anticipated losses to ensure that it remains adequate.

John R. Milleson, President and CEO, stated “Preliminary approval to participate in the CPP validates our capital position since the program was intended for strong financial institutions. We are a community bank with local shareholders and we don’t believe that it is in their best interest to dilute their ownership and carry capital that we don’t need. Sticking to conservative principles and maintaining steady profits have helped generate the capital that allows us to turn down the government’s assistance. Management and the Board of Directors are confident that we can grow the Company and manage loan issues on our own.”

This press release may contain “forward-looking statements,” as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by the Company in conjunction with other factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements. Consequently, all forward-looking statements made herein are qualified by the risk factors and other cautionary language in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.